Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186 VGZ	Trading Symbol:

Toronto and American Stock Exchanges

NEWS

Vista Announces New Agreement with Luzon Minerals Ltd. for Option to Purchase Amayapampa Project, Bolivia

Denver, Colorado, March 14, 2007 — Vista Gold Corp. (TSX & AMEX:  VGZ) (“Vista”) announced today that, subject to receipt of all necessary regulatory and other approvals, it has entered into a new agreement with Luzon Minerals Ltd. (LZN-V) (“Luzon”) with respect to the Amayapampa Project.  Under the terms of the new agreement, Vista has granted to Luzon an exclusive option to purchase 90% of Vista’s interest in the Amayapampa Project for a term of 18 months and subject to the exercise of the option to purchase, a right of first offer over Vista’s remaining 10% interest.  This agreement replaces all prior agreements between Vista and Luzon with respect to Amayapampa Project.

In consideration for the option to purchase and the right of first offer, Luzon has agreed to complete a National Instrument 43-101 compliant feasibility study by September 14, 2007, and to arrange for 100% of the Project’s financing required for the construction, development and commencement of commercial mining operations at the levels recommended in the feasibility study (including all working capital), by no later than September 14, 2008.  Vista may extend the delivery deadline for the feasibility study for a further six months under certain circumstances and for further consideration of US$20,000 per month to be paid by Luzon to Vista.

In addition, Vista will retain a 10% of the net proceeds interest in the Project which shall be “carried” to the point of commencement of commercial production and Luzon will grant Vista a production royalty. The net smelter return royalty will be 2.5% when gold is less than US$500 per ounce and 3.5% when gold is at or above US$500 per ounce.  If the feasibility study indicates proven and probable reserves at the Amayapampa Project are greater than 685,252 ounces of gold, then the net smelter return royalties on production above 548,202 ounces of gold shall be reduced to 1.0% when gold is less than US$500 per ounce and 2.0% when the gold price is at or above US$500 per ounce.

Luzon’s ability to exercise the option to purchase is subject to Luzon satisfying a number of conditions set out in the new agreement.  Subject to Luzon’s right to extend the term of the agreement in certain circumstances, the agreement will terminate on September 14, 2008, unless the option to purchase has been exercised by Luzon prior to such date.

Vista, based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources.  Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. Vista’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, the Awak Mas project in Indonesia, and the Mt. Todd project in Australia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, operations, plans and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com